Exhibit 15.1







                  LETTER RE: UNAUDITED FINANCIAL INFORMATION

                              ACKNOWLEDGMENT LETTER

                                September 7, 1999



The Board of Directors
CK Witco Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CK Witco Corporation 1998 Long Term
Incentive Plan of our reports dated May 6, 1999 and August 11, 1999 relating to the unaudited condensed consolidated interim financial statements of Witco Corporation and Subsidiary Companies which are included in its Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                 /s/ ERNST & YOUNG LLP



Stamford, Connecticut